Exhibit 10.1

CHASE CORPORATION

NON-QUALIFIED RETIREMENT SAVINGS PLAN

FOR THE BOARD OF DIRECTORS

As amended and restated effective January 1, 2009

ARTICLE I
PURPOSE

The purpose of the Chase Corporation Non-Qualified Retirement Savings Plan for the Board of Directors (the “Plan”) is to provide specified benefits to Directors who contribute materially to the continued growth, development and future business success the Company. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The Plan was originally effective as of January 1, 1997.  The Plan is amended and restated effective January 1, 2009. The Plan has been operated in good faith compliance with Section 409A of the Code since January 1, 2005.  The Plan is intended to satisfy the requirements of Section 409A of the Code and the regulations thereunder.

ARTICLE II
DEFINITIONS

The following words and phrases as used herein shall have the following meanings:

2.1           “Administrator” or “Plan Administrator” means the individual or individuals appointed by the Company to administer the Plan.

2.2           “Annual Deferral Amount” means that portion of a Participant’s Director Fees that such Participant defers in accordance with Article IV for any Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.

2.3           “Beneficiary” means one or more persons, trusts, estates or other entities designated by the Participant to receive benefits payable under the Plan upon the death of a Participant.

2.4           “Change in Control” means any “change in control event” as defined in accordance with Section 409A of the Code and regulations thereunder.

2.5           “Company” means Chase Corporation., a corporation organized under the laws of the Commonwealth of Massachusetts, or any successor corporation.

2.6           “Deferral Election Agreement” means the written deferral election agreement, on such form as may be prescribed by the Administrator, executed and filed by a Participant prior to the beginning of the first period for which the Participant’s Director Compensation is to be deferred pursuant to the Plan.

2.7           “Director” means an individual who is a member of the Board and who is not an officer or employee of the Company or a subsidiary.

2.8           “Director  Fees” means the cash portion of the amount paid to a Director by the Company for serving as a member of the Board, including without limitation retainer fees, Board meeting fees, committee meeting fees and fees for serving as chairman of a committee.

2.9           “Investment Fund” means the fund or funds in which a Participant’s Plan Account are deemed invested.

2.10         “Participant” means each individual who participates in the Plan, as provided in Section 4.01 of the Plan.

2.11         “Plan” means the Chase Corporation Non-Qualified Retirement Savings Plan for the Board of Directors, as amended from time to time.

2.12         “Plan Account” means a bookkeeping record of each Participant’s Annual Deferral Amount, together with earnings and losses pursuant to Section 5.2 hereof.

2.13         “Plan Year” means the calendar year; provided that the last Plan Year with respect to a Director who ceases to be a Participant during a calendar year, shall begin on the first day of such calendar year and end on the day such Director ceases to be a Participant.

2.14         “Separation from Service” means a Participant’s cessation of service as a Board member, for any reason, provided the cessation of service is a good-faith and complete termination of the Participant’s relationship with the Company within the meaning of Section 409A of the Code.  If, at the time the Participant’s service as a Board member end, the Participant begins providing services to the Company as an employee or consultant, the Participant shall not incur a Separation from Service under the terms of the Plan until the Participant has a separation from service from the Company as an employee within the meaning of Section 409A of the Code.

2.15         “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) or Beneficiary under the Plan; (ii) loss of the Participant’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.16         “Valuation  Date” means the date on which the amount of a Participant’s Plan Account is determined as provided in Article V of the Plan.

ARTICLE III
ELIGIBILITY

3.1           Eligibility.  Each Director shall be eligible to become a Participant on the date the individual is first elected to become a Director.  Each Director who was a Participant in the Plan as of December 31, 2008 shall continue in participation hereunder on January 1. 2009.

ARTICLE IV
ELECTIONS TO DEFER/PARTICIPANT ACCOUNTS

4.1           Initial Election to Defer Compensation.  In the first year a Director is elected to the Board, such Director may elect to defer all or any part of his Director Fees by executing and returning to the Company a Deferral Election Agreement within the first thirty (30) days after being elected to the Board.  Such Deferral Election Agreement shall be effective with respect to Director Fees paid to the Director by the Company for services provided by the Director after the first day of the calendar month following the date of the Director’s deferral election.  The Deferral Election Agreement in effect as of the last day of the thirty (30) days election period shall be irrevocable for the remainder of the Plan Year to which it applies, except as provided in Section 6.4.

4.2           Annual Elections to Defer Compensation.  A Director may elect to defer all or any part of his Director Fees for the following year by executing and returning to the Company a Deferral Election Agreement prior to the beginning of each Plan Year.  As of the first day of the Plan Year for which the election is made, the Participant’s deferral election shall be irrevocable except as provided in Section 6.4.

4.3           Deferral Election Agreements.  All Deferral Election Agreements shall be made in the form and manner and within such time period as the Administrator shall prescribe in order to be effective.

ARTICLE V

ACCOUNTS

5.1           Plan Accounts.  Director Fees deferred by a Participant under the Plan shall be credited to the Participant’s Plan Account as soon as practicable after the amounts would have otherwise been paid to the Participant.

5.2           Investment of Accounts.  Amounts credited to a Participant’s Plan Account shall reflect the investment experience of the Investment Funds selected by the Participant.  The Participant may make an initial investment election in whole increments at the time the Participant elects to participate in the Plan.  The Administrator may permit changes in the Investment Funds at whatever frequency it deems appropriate and within whatever limitations are applicable to any Investment Fund.  If a Participant makes an investment selection, the Plan Administrator may follow such investment selection but shall not be legally bound to do so and no provision of this Plan will require the Company to actually invest any amounts in such investment options or otherwise.

5.3           Accounts are for Recordkeeping Purposes Only.  Plan Accounts are solely a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company to fund such benefits.

5.4           Vesting.  A Participant shall be fully vested at all times in his Plan Account in this Plan.

ARTICLE VI

DISTRIBUTION OF A PARTICIPANT’S PLAN ACCOUNT

6.1           Distribution Event.  Upon a Participant’s Separation from Service for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the amount accumulated in the Participant’s Plan Account.

6.2           Manner of Distribution.  A Participant, at the time he makes an initial deferral election under Article III of the Plan, shall elect the form of distribution with respect to his Plan Account.  Such election shall be made in such form and manner as the Administrator may prescribe.  The election shall specify whether distributions shall be made in a single lump sum or in annual installments over five (5) or ten (10) years.  In the absence of a distribution election, payment shall be made in a single lump sum.

If payment is to be made in a lump sum, payment shall be made within ninety (90) days following the Participant’s Separation from Service.  The lump sum payment shall equal the balance of the Participant’s Plan Account as of the Valuation Date immediately preceding the distribution date.

If payment is to be made in annual installments, the first annual payment shall be made within ninety (90) days following the Participant’s Separation from Service.

6.3           Death of a Participant.  In the event of a Participant’s death prior to receiving all payments due under this Article VI, the balance of the Participant’s Plan Account shall be paid to the Participant’s Beneficiary in a lump sum within ninety (90) days of the Participant’s death.

6.4           Unforeseeable Emergency.  The Administrator may, in its sole discretion, distribute amounts to a Participant from the Participant’s Plan Account to satisfy an Unforeseeable Emergency.  The amount of any distribution on account of an Unforeseeable Emergency must be limited to the amount needed to satisfy the emergency, which may include amounts necessary to pay any federal, state, local or foreign taxes or penalties reasonably anticipated to result from the distribution.  A Participant’s deferral election pursuant to Section 3.1 for a Plan Year may be canceled in their entirety to satisfy an Unforeseeable Emergency.  Distribution may not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship) or by cessation of deferrals under the Plan.  In no event shall the need to pay college tuition or the purchase of a home qualify as an Unforeseeable Emergency.  Notwithstanding any form of payment election made by a Participant, any distribution made pursuant to an Unforeseeable Emergency shall be paid in a lump sum within thirty (30) days of determination by the Administrator.

6.5           Change of Form of Payment.  No change in a Participant’s payment election shall be valid unless it is made in accordance with this Section 6.05.  Any change in a Participant’s payment election with respect to his Plan Account may not take effect until at least twelve (12) months after the date on which the election is made in a Deferral Election Agreement executed and filed with the Company and the first payment with respect to which the election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

6.6           Change in Control Payment.  Notwithstanding any other provision of this Plan, each Participant (or any Beneficiary thereof entitled to receive payment hereunder), including Participants receiving installment payments under the Plan, shall be entitled to receive a lump sum payment of all amounts accumulated in the Participant’s Plan Account.  Such payment shall be made not more than sixty (60) days following the Change in Control.

ARTICLE VII
ADMINISTRATION

7.1           Duties of the Plan Administrator.  The Plan shall be administered by the Administrator in accordance with its terms and purposes.  The Plan Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid by the Company accordingly.

7.2           Finality of Decisions.  The Administrator is expressly granted, without intending any limitation, the discretion to construe the terms of the Plan and to determine eligibility for benefits hereunder.  The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons, and neither the Plan Administrator nor the Company shall be subject to individual liability with respect to the Plan.

7.3           Claims Procedure.

(a)           Application for Benefits.  The Plan Administrator shall furnish to each Participant information about the benefits to which he or she is entitled under the Plan.  The Plan Administrator may require any person claiming benefits under the Plan to submit a written application, together with such documents, evidence, and information as it considers necessary to process the claim.

Any request for benefits by a Participant or Beneficiary will be filed in writing with the Plan Administrator.  Within a reasonable period after receipt of a claim, the Plan Administrator will provide written notice to any claimant whose claim has been wholly or partly denied, including:  (a) the reasons for the denial, (b) the Plan provisions on which the denial is based, (c) any additional material or information necessary to perfect the claim and the reasons it is necessary, and (d) the Plan’s claims review procedure.

(b)           Action on Application.  Within ninety (90) days after receipt of an application and all necessary documents and information, the Plan Administrator shall furnish the claimant with a written notice of its decision.  If the Administrator denies the claim in whole or in part, the notice will set forth (1) specific reasons for the denial, with specific reference to Plan provisions upon which the denial is based; (2) a description of any additional information or material necessary to process the application with an explanation why such material or information is necessary; and (3) an explanation of the Plan’s claim review procedure.  If special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish the claimant written notice of the extension before the end of the initial ninety (90)-day period.  In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.  The notice shall explain the circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

(c)           Claim Review.  The claimant who does not agree with the decision rendered on his application may request that the Plan Administrator review the decision.  The request must be made within sixty (60) days after the claimant receives the decision, or if the application has neither been approved nor denied within the ninety (90)-day period specified in subsection (b), then the request must be made within sixty (60) days after expiration of the ninety (90)-day period.   Each request for review must be in writing and addressed to the Plan Administrator. Concurrently with filing the request for review, or within the sixty (60) days request period, the claimant may submit in writing to the Plan Administrator a statement of the issues raised by his appeal and supporting arguments and comments.  During the pendency of his appeal, the claimant may inspect all documents which are reasonably pertinent to his case, upon reasonable notice to the Plan Administrator.  However, under no circumstance shall the Plan Administrator be required to disclose to any claimant information concerning any person other than the Participant whose benefit is being claimed, to the extent such information is normally treated as confidential. The Plan Administrator will render its decision on review promptly and in writing and will include specific reasons for the decision and references to the plan provision on which the decision is based, within sixty (60) days following receipt of the claimant’s request for review.  If special circumstances require an extension of time, the Plan Administrator shall render a decision as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.  If an extension is required, the Plan Administrator shall furnish to the claimant written notice of the extension, including an explanation of the circumstances requiring the extension, before the extension period begins.

ARTICLE VIII
MISCELLANEOUS

8.1           Designation of Beneficiary.  Each Participant may designate a Beneficiary in such form and manner and within such time periods as the Administrator may prescribe.  A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation and the last designation received by the Administrator while the Participant is alive shall be given effect.  If there is no valid beneficiary designation in effect at the time of the Participant’s death or in the event the Beneficiary does not survive the Participant, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment.  If a Participant designates his spouse as a Beneficiary, such beneficiary designation automatically shall become null and void on the date the Administrator receives notice of the Participant’s divorce or legal separation.

8.2           Amendments/Termination.  The Company reserves the right to make from time to time amendments to or terminate this Plan , provided that no such amendment or termination shall reduce any benefits earned under the terms of this Plan prior to the date of termination or amendment.  The Company may elect to terminate the Plan within thirty (30) days preceding or the twelve (12) months following a Change in Control, subject to the provisions of Section 409A of the Code.  For the purpose of the immediately preceding sentence, the Plan shall be treated as terminated only if substantially similar arrangements sponsored by the Company are terminated, so that all Participants in the Plan and all participants under substantially similar arrangements are required to receive all amounts deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.  Notwithstanding the foregoing, the Company may amend this Plan at any time, without the consent of Participants or their Beneficiary to the extent necessary or desirable to comply with Section 409A of the Code to avoid taxation under Section 409A of the Code, even if such amendment divests a Participant or

Beneficiary of rights to which the Participant or Beneficiary would otherwise have been entitled under the Plan.

8.3           Rights Unsecured.  No person shall have any right, other than the right of an unsecured general creditor, against the Company with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder.  The Plan shall be operated at all times as an unfunded plan as required under ERISA.  Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency.  The Company’s obligation under this Plan shall be that of an unfounded and unsecured promise to pay money in the future.

8.4           Nonassignability.  The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to he so subjected shall not be recognized, except to the extent required by applicable law.

8.5           Entire Agreement; Successors.  This Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Participant regarding the Plan.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Participant relating to the subject matter hereof, other than those set forth in this Plan.  This Plan and any amendment shall be binding on the parties hereto and their respective heirs, administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

8.6           Successor Company.  In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which a successor to all or a major portion of the Company’s property or business shall continue this Plan, and the successor shall have all of the powers, duties and responsibilities of the Company under this Plan.

8.7           Governing Law. To the extent not governed by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, Chase Corporation has caused this instrument to be executed in its name and on its behalf this 24th day of December, 2008.

CHASE CORPORATION